Exhibit 99.2

February 29, 2008

Dear Mr. Patrick:

In accordance with the notification to the Securities and Exchange Commission on Form 12b-25 of Walter Industries, Inc.’s inability to timely file its annual report on Form 10-K for the year ended December 31, 2007, the factors described in the succeeding paragraph make impossible the submission of our report of independent registered public accounting firm as of a date which will permit timely filing of your 2007 annual report to the Commission.

We are unable to provide our report of independent registered public accounting firm with respect to the consolidated financial statements of Walter Industries, Inc. as of and for the year ended December 31, 2007 at this time due to the lack of receipt of the predecessor auditors’ report of independent registered public accounting firm on the consolidated financial statements of Walter Industries, Inc. as of and for each of the two years in the period ended December 31, 2006.

You are authorized to attach a copy of this letter as an exhibit to Form 12b-25 to the Securities and Exchange Commission.

Very truly yours,

/s/ Ernst & Young LLP